Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Registration Statement Amendment No. 3 to Form S-1 with respect to the oil and gas reserves of National Onshore LP, as of December 31, 2004, and December 31, 2005, which information has been included or incorporated by reference in this Registration Statement Amendment No. 3 to Form S-1 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Registration Statement Amendment No. 3 to Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas
July 27, 2006